Exhibit 99.1

DPL Reports Second Quarter Earnings of $0.41 per Share

DAYTON, Ohio – July 23, 2008 – DPL Inc. (NYSE: DPL) today reported second quarter earnings from continuing operations of $0.41 per share, compared to $0.45 per share for the same period in 2007.  For the six months ended June 30, 2008, earnings from continuing operations were $1.07 per share compared to $0.88 in 2007.  Earnings per share information reported in this press release are based on diluted shares outstanding unless otherwise noted.

Excluding certain one-time items, adjusted earnings for the second quarter 2008 were $0.34 per share compared to $0.18 per share for the same period in 2007.

	Three Months Ended June 30,
Non-GAAP Earnings Per Share Reconciliation	2008	2007
Earnings per share from continuing operations (unaudited)	$0.41	$0.45
Adjustments:
Executive litigation settlement	—	(0.16)
AEGIS insurance recovery	—	(0.08)
Gain on corporate aircraft sale	—	(0.03)
Ohio tax settlement	(0.07)	—
Adjusted earnings per share (Non-GAAP)	$0.34	$0.18

Key drivers of higher second quarter 2008 adjusted earnings per share compared to the second quarter 2007 were:

•                  Higher gross margin of $27.9 million or $0.15 per share primarily due to higher average rates for retail and wholesale sales and lower purchased power volume due to increased generation output; and

•                  Lower legal costs of $10.1 million or $0.05 per share due to the litigation settlement with three former executives in May 2007; offset by

•                  Higher interest expenses of $5.6 million or $0.03 per share due to a reduction in capitalized interest; and

•                  Higher general taxes of $5.0 million or $0.03 per share related to higher property balances and capital improvements.

“Improved power plant performance led to a solid quarter in the face of mild weather, spring storms and a slowing economy,” said Paul Barbas, DPL president and chief executive officer.  “Generation output increased almost 15%, which reduced our need to purchase wholesale power, and we are doing a good job of controlling increased fuel and operations and maintenance costs.  As a result, we are on plan for 2008.

“In addition, the completion of the DPL-managed scrubber construction project, and associated capital expenditures, was a significant accomplishment for our team this past quarter,” continued Mr. Barbas.  “While breaking new ground in the U.S. for scrubber technology, our final investment in the five scrubbers is well below industry averages.  The end result is cleaner air at a competitive cost.”

Conference Call and Webcast

At 8:30 a.m. on Thursday, July 24, 2008, DPL Inc. will host a conference call and webcast to review second quarter 2008 financial results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Financial analysts may participate in the call by using the domestic dial-in number of 888-680-0894 or the international dial-in number of 617-213-4860.  The access code is 62110349.  Please dial into the call at least fifteen minutes prior to the start of the call to register.  The live webcast will be available for replay on the DPL Inc. website following the conference call.

Second Quarter 2008 Financial Results

Revenues increased $35.7 million to $378.8 million for the three months ended June 30, 2008 compared to $343.1 million in 2007.  This increase was primarily the result of higher average rates for retail and wholesale sales and an increase in RTO and capacity revenues, partially offset by lower retail and wholesale sales volume.  Retail revenues increased $2.8 million due largely to the second phase of the environmental investment rider, partially offset by a 5% decrease in weather-driven sales volume.   Wholesale revenues increased $9.4 million primarily as a result of an $11.5 million, or 41%, increase in wholesale average rates, partially offset by a $2.1 million decrease in wholesale sales volume.  RTO revenues increased $6.7 million as a result of higher PJM congestion and transmission revenue.  Capacity revenues related to PJM’s regional pricing model construct increased $16.4 million.

	Three Months Ended June 30,
$ in millions	2008	2007	Variance
Electric Revenues – Retail	$287.0	$284.2	$2.8
Electric Revenues – Wholesale	39.8	30.4	9.4
Electric Revenues – RTO	28.2	21.5	6.7
Electric Revenues – Capacity	20.7	4.3	16.4
Other Revenues	3.1	2.7	0.4
Total Revenues	$378.8	$343.1	$35.7

For the six months ended June 30, 2008, revenues increased 10% to $794.9 million from $722.8 million for the same period in 2007.

Fuel Costs, which include coal, gas, oil, and emission allowances sales and costs, increased $4.9 million, or 8%, in the three months ended June 30, 2008 compared to 2007, primarily due to a 15% increase in generation output.

	Three Months Ended June 30,
$ in millions	2008	2007	Variance
Coal	$67.9	$61.3	$6.6
Natural Gas	3.9	1.9	2.0
Oil	0.6	1.6	(1.0)
Emission Allowances	(4.0)	(1.3)	(2.7)
Total Fuel Costs	$68.4	$63.5	$4.9

Fuel costs decreased $23.5 million, or 15%, for the six months ended June 30, 2008 compared to the same period in 2007.  Total fuel costs for 2008 are estimated to be 5% to 15% higher than 2007.

Purchased Power costs increased $2.9 million, or 3%, in the three months ended June 30, 2008 compared to 2007.  The increase in purchased power primarily results from a $25.3 million increase in average market rates and a $15.1 million increase in capacity expenses, partially offset by a $37.1 million decrease in purchased power volumes.

	Three Months Ended June 30,
$ in millions	2008	2007	Variance
Purchased Power	$54.4	$66.2	$(11.8)
RTO Expense	12.6	13.0	(0.4)
Capacity Expense	19.1	4.0	15.1
Total Purchased Power	$86.1	$83.2	$2.9

For the six months ended June 30, 2008, purchased power increased $33.7 million to $169.1 million compared to $135.4 million for the same period in 2007.

Gross margin increased $27.9 million, or 14%, to $224.3 million in the three months ended June 30, 2008 compared to 2007.  As a percentage of total revenues, gross margin increased to 59% in 2008 compared to 57% in 2007.

For the six months ended June 30, 2008, gross margin increased $61.9 million, or 14%, to $495.5 million compared to the same period in 2007.

Operation and maintenance expense increased $8.3 million, or 13%, in the three months ended June 30, 2008 compared to 2007.  This variance was primarily attributable to a $14.5 million AEGIS insurance settlement in 2007 reimbursing DPL for legal fees relating to the litigation with three former executives, a $6.0 million gain on the sale of the corporate aircraft which was realized in 2007, and a $4.7 million increase in operating expenses for generating facilities. These increases were partially offset by a $10.1 million decrease in legal costs, due largely to the litigation settlement with three former executives in May 2007, and decreased costs for boiler and turbine maintenance of $4.6 million and $1.1 million, respectively.

For the six months ended June 30, 2008, operation and maintenance expense increased $1.4 million, or 1%, to $132.2 million compared to the same period in 2007.

General taxes increased $5.0 million, or 18%, in the three months ended June 30, 2008, compared to 2007.  The increase was the result of increased property taxes due mainly to capital improvements which have led to higher assessed property values and higher tax rates.

For the six months ended June 30, 2008, general taxes increased $6.8 million to $62.3 million compared to the same period in 2007.

Settlement of Executive Litigation with the three former executives occurred on May 21, 2007. As a result of this settlement, DPL realized a net pre-tax gain in continuing operations of approximately $31.0 million during the second quarter ended June 30, 2007.

Interest expense, for the three months ended June 30, 2008, increased $5.6 million, or 29%, compared to 2007 resulting primarily from lower capitalized interest and the write-off of $1.6 million of unamortized debt issuance costs associated with the repurchase of DP&L’s $90 million variable rate pollution control bonds from bondholders on April 4, 2008.

For the six months ended June 30, 2008, interest expense increased $3.5 million, or 8%, compared to the same period in 2007.

Income tax expense from continuing operations decreased $18.4 million, or 57%, in the three months ended June 30, 2008 compared to 2007.  The decrease primarily reflects lower pre-tax book income, a decrease in the effective tax rate resulting from the phase-out of the Ohio Franchise Tax, and a decrease in tax expenses due to the settlement of the Ohio Franchise Tax issues.  On June 27, 2008, DPL reached an agreement with the state of Ohio to settle long-standing tax issues for $42 million.  The $42 million payment will be made to the state of Ohio by July 31, 2008.  As a result of this settlement agreement, DPL recorded an income tax benefit of $8.5 million during the second quarter 2008.

For the six months ended June 30, 2008, income tax expense from continuing operations decreased $6.0 million, or 9%, compared to the same period in 2007.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $78.7 million at June 30, 2008 compared to $134.9 million at December 31, 2007, a decrease of $56.2 million.  The decrease in cash and cash equivalents is primarily attributed to cash used to retire $100 million in long-term debt, $118.4 million in capital expenditures, and $59.9 million in dividends paid on common stock, partially offset by cash provided by operating activities of $200.4 million and $20.5 million of restricted funds drawn to fund pollution control capital expenditures.  At June 30, 2008, DPL had $16.5 million remaining in restricted funds held in trust relating to the 2007 issuance of $90.0 million in pollution control bonds.  On April 4, 2008, DP&L repurchased the bonds from bondholders, and will hold them in trust while it continues to evaluate market conditions and explores suitable long-term financing alternatives.

Construction additions were $106.5 million and $193.5 million during the six month periods ended June 30, 2008 and 2007, respectively, and are expected to approximate $225 million in 2008.  Construction additions in 2008 are expected to be financed with a combination of cash on hand, short-term financing, tax-exempt debt and cash flows from operations.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments, and changing environmental standards, among other factors.  From 2008 through 2010, DPL is projecting to spend an estimated $510 million on capital projects, as previously forecasted.

2008 and 2009 Earnings Guidance

DPL has reaffirmed its 2008 earnings guidance of $2.00 to $2.20 per share based on an estimated 118 million shares outstanding.  Additionally, the Company has reaffirmed its 2009 earnings guidance of $2.10 to $2.40 per share based on an estimated 120 million shares outstanding.  However, 2009 earnings may be impacted by the recent decision made by the U.S Court of Appeals for the District of Columbia Circuit which invalidated the Clean Air Interstate Rule. The court decision has resulted in a decline in annual NOx and SO2 market prices and activity and may have an impact on DPL’s forecasted emission allowance sales for 2009.  The 2009 earnings guidance assumes approximately $20 million ($0.11 per share) in emission allowance sales.  DPL will continue to evaluate the court ruling, its effect on the SO2 and annual NOx markets, and its potential impact on the Company’s 2009 earnings forecast.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined under SEC Regulation G. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP) in the United States.

DPL’s earnings per share is prepared in accordance with accounting principles generally accepted in the United States of America and represent the company’s earnings per share as reported to the Securities and Exchange Commission.  Adjusted earnings per share is a non-GAAP financial measure. DPL’s management believes the adjusted earnings per share to be relevant and useful information to our investors as this measure excludes certain one-time items. Management feels this is a meaningful analysis of our financial performance as it is not obscured by unique large factors or one-time events.  This non-GAAP measure is also used by management in evaluating the company’s ongoing operating performance.  Adjusted earnings per share is not a substitute for measures determined in accordance with GAAP, and may not be comparable to adjusted earnings per share amounts reported by other companies.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 514,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Inquiries concerning this report should be directed to:

Media Contact

Telephone (937) 224-5940

Investor Relations Contact

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.43	$0.50	$1.14	$0.98
—From Discontinued Operations	$—	$0.04	$—	$0.09
Total	$0.43	$0.54	$1.14	$1.07

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.41	$0.45	$1.07	$0.88
—From Discontinued Operations	$—	$0.04	$—	$0.08
Total	$0.41	$0.49	$1.07	$0.96

Earnings
—From Continuing Operations	$47.6	$53.6	$124.9	$104.8
—From Discontinued Operations	$—	$5.1	$—	$10.0
Total	$47.6	$58.7	$124.9	$114.8

Average Number of Common Stocks Outstanding:
Basic	109.4	107.9	109.4	107.7
Diluted	117.3	119.5	116.8	119.4

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
$ in millions except per share amounts	2008	2007	2008	2007

Revenues	$378.8	$343.1	$794.9	$722.8

Cost of revenues:
Fuel	68.4	63.5	130.3	153.8
Purchased power	86.1	83.2	169.1	135.4

Total cost of revenues	154.5	146.7	299.4	289.2

Gross margin	224.3	196.4	495.5	433.6

Operating expenses:
Operation and maintenance	69.8	61.5	132.2	130.8
Depreciation and amortization	34.0	35.5	67.2	69.0
General taxes	32.5	27.5	62.3	55.5
Amortization of regulatory assets	2.4	2.5	5.5	5.4

Total operating expenses	138.7	127.0	267.2	260.7

Operating income	85.6	69.4	228.3	172.9

Net gain on settlement of executive litigation	—	31.0	—	31.0
Investment income	0.9	5.3	2.6	8.3
Interest expense	(25.0)	(19.4)	(46.0)	(42.5)
Other income (deductions)	0.2	(0.2)	(0.5)	0.6

Earnings from continuing operations before income tax	61.7	86.1	184.4	170.3

Income tax expense	14.1	32.5	59.5	65.5

Earnings from continuing operations	47.6	53.6	124.9	104.8

Earnings from discontinued operations, net of tax	—	5.1	—	10.0

Net Income	$47.6	$58.7	$124.9	$114.8

Average number of common shares outstanding (millions):
Basic	109.4	107.9	109.4	107.7
Diluted	117.3	119.5	116.8	119.4

Basic earnings per share of common stock:
Earnings from continuing operations	$0.43	$0.50	$1.14	$0.98
Earnings from discontinued operations	—	0.04	—	0.09
Total Basic	$0.43	$0.54	$1.14	$1.07

Diluted earnings per share of common stock:
Earnings from continuing operations	$0.41	$0.45	$1.07	$0.88
Earnings from discontinued operations	—	0.04	—	0.08
Total Diluted	$0.41	$0.49	$1.07	$0.96

Dividends paid per share of common stock	$0.275	$0.260	$0.550	$0.520

These interim statements are unaudited.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
$ in millions	2008	2007

Cash flows from operating activities:
Net income	$124.9	$114.8
Less: Earnings from discontinued operations	—	(10.0)
Earnings from continuing operations	124.9	104.8

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67.2	69.0
Amortization of regulatory assets	5.5	5.4
Net gain on settlement of executive litigation	—	(31.0)
Gain on sale of aircraft	—	(6.0)
Deferred income taxes	28.5	14.0
Captive insurance provision	(0.5)	0.3
Changes in certain assets and liabilities	(16.5)	(62.6)
Deferred compensation	(10.5)	5.9
Other	1.8	20.3
Net cash provided by operating activities	200.4	120.1

Cash flows from investing activities:
Capital expenditures	(118.4)	(178.9)
Proceeds from the sale of peaking units, net	—	151.0
Proceeds from the sale of aircraft	—	7.4
Investment funds held in trust	—	(2.2)
Net cash used for investing activities	(118.4)	(22.7)

Cash flows from financing activities:
Exercise of stock options	1.1	14.5
Tax impact related to exercise of stock options	0.1	0.5
Retirement of long-term debt	(100.0)	(225.0)
Repurchase of pollution control bonds	(90.0)	—
Withdrawals from revolving credit facility	90.0	95.0
Repayment of borrowings from revolving credit facility	—	(95.0)
Withdrawal of restricted funds held in trust, net	20.5	10.1
Dividends paid on common stock	(59.9)	(55.8)
Net cash used for financing activities	(138.2)	(255.7)

Cash and cash equivalents:
Net change	(56.2)	(158.3)
Balance at beginning of period	134.9	262.2

Cash and cash equivalents at end of period	$78.7	$103.9

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$43.4	$47.2
Income taxes paid, net	$70.4	$79.3
Non-cash financing and investing activities:
Restricted funds held in trust	$16.5	$2.2
Accruals for capital expenditures	$36.2	$59.5

These interim statements are unaudited.

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	June 30,	December 31,
$ in millions	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$78.7	$134.9
Restricted funds held in trust	16.5	37.0
Accounts receivable, less provision for uncollectible accounts of $1.3 and $1.5, respectively	248.2	241.2
Inventories, at average cost	105.9	105.0
Taxes applicable to subsequent years	27.4	48.0
Other current assets	18.0	11.8
Total current assets	494.7	577.9

Property:
Property, plant and equipment	5,113.9	5,011.6
Less: Accumulated depreciation and amortization	(2,292.1)	(2,234.6)
Total net property	2,821.8	2,777.0

Other noncurrent assets:
Regulatory assets	160.4	165.2
Other deferred assets	49.5	46.5
Total other noncurrent assets	209.9	211.7

Total Assets	$3,526.4	$3,566.6

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$175.7	$100.7
Accounts payable	189.9	163.1
Accrued taxes	111.7	110.8
Accrued interest	25.2	25.8
Short-term debt	90.0	—
Other current liabilities	27.7	27.2
Total current liabilities	620.2	427.6

Noncurrent liabilities:
Long-term debt	1,276.4	1,541.5
Deferred taxes	403.7	374.9
Unamortized investment tax credit	39.4	40.7
Insurance and claims costs	19.5	20.0
Other deferred credits	198.7	266.3
Total noncurrent liabilities	1,937.7	2,243.4

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.1	1.1
Warrants	50.0	50.0
Common stock held by employee plans	(29.0)	(39.7)
Accumulated other comprehensive loss	(11.9)	(9.2)
Retained earnings	935.4	870.5
Total common shareholders’ equity	945.6	872.7

Total Liabilities and Shareholders’ Equity	$3,526.4	$3,566.6

These interim statements are unaudited.

DPL Inc.

OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Sales (millions of kWh):
Residential	1,089	1,133	2,769	2,771
Commercial	987	1,005	1,946	1,937
Industrial	996	1,117	1,963	2,094
Other retail	369	376	716	714
Total retail	3,441	3,631	7,394	7,516

Wholesale	520	558	1,419	1,678

Total sales	3,961	4,189	8,813	9,194

Revenues ($in thousands):
Residential	$113,921	$114,340	$269,590	$262,317
Commercial	85,767	81,064	164,671	155,762
Industrial	60,070	62,993	118,207	120,489
Other retail	25,021	24,304	47,852	45,830
Other miscellaneous revenues	2,173	1,433	4,749	4,283
Total retail	286,952	284,134	605,069	588,681

Wholesale	39,854	30,418	96,925	87,103

RTO ancillary revenues	48,969	25,894	87,022	41,556

Other revenues, net of fuel costs	3,042	2,694	5,899	5,493

Total revenues	$378,817	$343,140	$794,915	$722,833

Other Statistics:
Average price per kWh - retail (cents)	8.28	7.78	8.12	7.78
Fuel cost per net kWh generated (cents)	2.24	1.98	2.14	1.98
Electric customers at end of period	514,542	513,743	514,542	513,743
Average kWh use per residential customer	2,383	2,482	6,055	6,061
Peak demand - maximum one-hour use (mw)	2,902	2,947	2,902	2,947

Degree Days
Heating	602	558	3,644	3,447
Cooling	241	337	241	346

These interim statements are unaudited.

Inquiries concerning this report should be directed to:

Craig Jackson

Assistant Treasurer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.